Exhibit d(6)(n)

AMENDMENT NO. 2

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 2 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of October 30, 2020, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated June 16, 2014, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain investment series (the “Covered Funds”) of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Covered Funds.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Subadvisory Agreement as follows:

1.      Section 11. Notices. Section 11 is hereby deleted in its entirety and restated as follows:

11.     Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC: Attn: Mutual Fund Legal The Variable Annuity Life Insurance Company	If to SUB-ADVISER: Attn: General Counsel SunAmerica Asset Management, LLC Harborside 5

2919 Allen Parkway Houston, Texas 77019	185 Hudson Street, Suite 3300 Jersey City, NJ 07311

2.    Schedule A Amendment. Schedule A to the Subadvisory Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the U.S. Socially Responsible Fund and shall be compensated on those assets managed, in accordance with Section 3 of the Subadvisory Agreement, at the fee rate reflected in Schedule A attached hereto.

3.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.    Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:
Name: Kevin J. Adamson
Title: Authorized Signatory

SUNAMERICA ASSET MANAGEMENT, LLC

By:
Name: John T. Genoy
Title: Senior Vice President, Chief Financial Officer and Chief Operating Officer

SCHEDULE A

Effective October 30, 2020

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund(s)	Fee

Growth Fund[1]	0.02% on first $2 billion 0.01% on assets over $2 billion

International Equities Index Fund	0.10% on first $1 billion 0.09% on assets over $1 billion

International Socially Responsible Fund	0.25% on first $500 million 0.225% on next $500 million 0.20% on assets over $1 billion

U.S. Socially Responsible Fund	0.125% on first $1 billion 0.115% on assets over $1 billion

1 Subadviser shall be paid a composite fee based on the aggregate assets it manages for the Growth Fund and the VALIC Company I Stock Index Fund.